EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50543 and 333-144470 of Kforce, Inc. on Form S-8 of our report dated July 11, 2007, appearing in this Annual Report on Form 11-K of the Kforce Government Practice Plan for the period October 2, 2006 (date of inception) through December 31, 2006.

/s/ Deloitte & Touche LLP

Tampa, Florida

July 11, 2007